Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-215117 of Koppers Holdings Inc. on Form S-3 and No. 333-135449, No. 333-200144, No. 333-211957, No. 333-219655, and No. 333-224658 on Form S-8 of our report dated February 20, 2018, relating to the combined carve-out financial statements of Cox Industries, Inc. – Industrial Group and Brokerage Group as of and for the years ended December 31, 2017 and 2016, included in this Current Report on Form 8-K/A of Koppers Holdings Inc. filed on June 25, 2018.

/s/ Elliott Davis, LLC

June 25, 2018

Columbia, South Carolina